Exhibit 23.5

Pacific Rim Geological Consulting, Inc.

P.O. Box 81906, Fairbanks, Alaska, USA 99708

Phone (907) 458-8951 Fax (907) 458-8511 email: Bundtzen@mosquitonet.com

Consent of Expert

Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington 99203

United States Securities and Exchange Commission

I, Thomas K. Bundtzen, P. Geo. of Pacific Rim Geological Consulting Inc., authored and prepared the Technical Report "Follow-up 2007 Geologic mapping, Structural Analysis, and Evaluation of Gold Deposits in Chandalar Mining District, Northern Alaska" dated December 31, 2007 (the "Evaluation Report"). The Report was produced for Goldrich Mining Company (the "Company"). I also authored and prepared the Technical Report "Geology of the Chandalar Mining District, East Central Brooks Range, Northern Alaska", dated January 23, 2007 (the "Geology Report"). Finally I coauthored the report titled "Gold Deposits of the Chandalar Mining District, Northern Alaska: An information Review and Recommendations", May 1, 2004 (the "Recommendation Report") together with the Evaluation Report and the Geology Report, the "Reports"). All reports were produced by my firm, Pacific Rim Geological Consulting, Inc.

I hereby consent to the filing of the Reports with the Registration Statement of the Company on Form S-1 filed on or around February 3, 2009 (the "Registration Statement"), and to the use of and references to the subject matter of the Reports contained therein. I also consent to the use of my name and the name of Pacific Rim Geological Consulting Inc. in the Registration Statement as authors of the Reports.

Dated: February 3rd, 2009

Thomas K. Bundtzen

AMERICAN INSTITUTE OF PROFESSIONAL GEOLOGISTS
CERTIFICATE NUMBER 10912
AIPG
THOMAS K. BUNDTZEN
CERTIFIED PROFESSIONAL GEOLOGIST

Thomas K. Bundtzen
President, Pacific Rim Geological Consulting, Inc.
AIPG Certified Professional Geologist #10912